UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

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NANOPHASE TECHNOLOGIES CORPORATION

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1319 Marquette Drive

Romeoville, Illinois 60446

June 27, 2007

Dear Stockholder:

On behalf of the Board of Directors, I invite you to attend the 2007 Annual Meeting of Stockholders of Nanophase Technologies Corporation to be held at Nanophase Technologies Corporation, 1319 Marquette Drive, Romeoville, Illinois, on Monday, July 30, 2007 at 10:00 a.m., Chicago time. The formal notice of the Annual Meeting appears on the following page.

The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting. Management will be available to answer any questions you may have immediately after the Annual Meeting.

Whether or not you choose to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage paid envelope. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

You are welcome to attend the July 30, 2007 meeting, and I urge you to return your proxy card as soon as possible.

Sincerely,

/s/ JOSEPH E. CROSS
Joseph E. Cross
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 30, 2007

To the Stockholders of

Nanophase Technologies Corporation:

The Annual Meeting of Stockholders of Nanophase Technologies Corporation (the “Company”) will be held at 10:00 a.m., Chicago time, on Monday, July 30, 2007, at Nanophase Technologies Corporation, 1319 Marquette Drive, Romeoville, Illinois, for the following purposes:

(1)	To elect three Class I directors to the Company’s Board of Directors;

(2)	To ratify the appointment by the Company’s Audit and Finance Committee of McGladrey & Pullen, LLP as the independent auditors of the Company’s financial statements for the year ended December 31, 2007; and

(3)	To transact such other business as may properly come before the meeting or any adjournments thereof.

The foregoing items of business are more fully described in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on June 4, 2007 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

/s/ JESS JANKOWSKI
Jess Jankowski
Secretary

Romeoville, Illinois

June 27, 2007

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE.

NANOPHASE TECHNOLOGIES CORPORATION

1319 Marquette Drive

Romeoville, Illinois 60446

(630) 771-6708

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors (the “Board of Directors”) of Nanophase Technologies Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., Chicago time, Monday, July 30, 2007, at Nanophase Technologies Corporation, 1319 Marquette Drive, Romeoville, Illinois, and any adjournments thereof. This Proxy Statement and accompanying form of proxy are first being mailed to stockholders on or about June 27, 2007.

Record Date and Outstanding Shares—The Board of Directors has fixed the close of business on June 4, 2007, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the Record Date, the Company had outstanding 19,080,495 shares of Common Stock, par value $.01 per share (the “Common Stock”). Each outstanding share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

Voting of Proxies—Joseph E. Cross and Jess Jankowski, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors to serve in such capacity. Messrs. Cross and Jankowski are executive officers of the Company and Mr. Cross is also a director of the Company. The shares represented by each executed and returned proxy will be voted in accordance with the directions indicated thereon, or, if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (1) an instrument revoking the proxy or (2) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting (attendance at the Annual Meeting will not, by itself, revoke a proxy).

Required Vote—The vote of a plurality of the shares of Common Stock voted in person or by proxy is required to elect the nominees for Class I director. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy is required to ratify the appointment of McGladrey & Pullen, LLP as the independent auditors of the Company’s financial statements for the year ended December 31, 2007. Stockholders will not be allowed to cumulate their votes in the election of directors.

Quorum; Abstentions and Broker Non-Votes—The required quorum for transaction of business at the Annual Meeting will be a majority of the shares of Common Stock issued and outstanding as of the Record Date. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. Abstentions and broker non-votes will be included in determining the presence of a quorum. Abstentions and broker non-votes will have no effect on the vote for directors. Abstentions will be considered present and entitled to vote with respect to ratifying the appointment of the Company’s independent auditors and will have the same effect as votes “against” such proposal. Broker non-votes will not be considered present and entitled to vote with respect to ratifying the appointment of the Company’s independent auditors and will have no effect on such proposal.

Annual Report to Stockholders—The Company’s Annual Report to Stockholders for the year ended December 31, 2006, containing financial and other information pertaining to the Company, is being furnished to stockholders simultaneously with this Proxy Statement.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of seven directors. Article VI of the Company’s Certificate of Incorporation provides that the Board of Directors shall be classified with respect to the terms for which its members shall hold office by dividing the members into three classes. At the Annual Meeting, three directors of Class I will be elected for a term of three years expiring at the Company’s 2010 Annual Meeting of Stockholders. The nominees are presently serving as directors of the Company. See “Nominees” below.

The four directors whose terms of office do not expire in 2007 will continue to serve after the Annual Meeting until such time as their respective terms of office expire or their successors are duly elected and qualified. See “Other Directors” below.

If at the time of the Annual Meeting the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominee as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors has no reason to believe that the nominees will be unable or decline to serve as a director if elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED BELOW.

NOMINEES

The names of the nominees for the office of director, together with certain information concerning such nominees, is set forth below:

Name	Served as Director Since	Age	Position with Company
James A. McClung	2000	69	Director
James A. Henderson	2001	72	Director
R. Janet Whitmore	2003	52	Director

Mr. McClung has served as a director of the Company since February 2000. He retired as Senior Vice President and executive officer for FMC Corporation, a leading producer of a diversified portfolio of chemicals and machinery. He has over 30 years of international business development experience in over 75 countries, having managed and developed new technologies and production processes for diversified global businesses, including specialized chemicals and machinery, while living in the United States, Europe and Africa. Mr. McClung currently serves as Corporate Board member of Alticor (Amway), NCCI, Hu-Friedy and 7 M Group. He was a founding member of the U.S.-Russia Business Council and is active in other international business organizations, such as the Japan American Society, Chicago Council of Foreign Relations and the Economic Club of Chicago. He serves as a board director at Thunderbird School of Global Management and the College of Wooster (Ohio). Mr. McClung earned a Bachelor’s degree from the College of Wooster, a Master’s degree from the University of Kansas and a Doctorate from Michigan State University.

Mr. Henderson has served as a director of the Company since July 2001. He retired as Chairman and Chief Executive Officer of Cummins Engine Company in December 1999, after joining the company in 1964. Mr. Henderson became President and Chief Operating Officer of Cummins in 1977, was promoted to President and Chief Executive Officer in 1994 and served as Chairman and Chief Executive Officer from 1995 until his retirement in 1999. Mr. Henderson attended Culver Military Academy, holds an A.B. in public and international affairs from Princeton University and an M.B.A. from Harvard Business School. Mr. Henderson currently serves as a member of the Board of Directors of ATT Inc. and Ryerson Inc. He serves as Chairman of the Board of the Culver Education Foundation and is a past Chair of the Executive Committee of the Princeton University Board of Trustees.

Ms. Whitmore joined the board in November 2003. She is currently a director of Silverleaf Resorts, Inc., where she serves as Chairman of the Compensation Committee and as a member of the Audit Committee. She is a former director of Epoch Biosciences, a supplier of proprietary products used to accelerate genomic analysis. Ms. Whitmore is Founder of Benton Consulting, LLC, which specializes in business development and processes. From 1976 through 1999, Ms. Whitmore held numerous engineering and finance positions at Mobil Corporation, including Mobil’s Chief Financial Analyst and Controller of Mobil’s Global Petrochemicals Division. Ms. Whitmore holds a Bachelor of Science degree in Chemical Engineering from Purdue University and an M.B.A. from Lewis University.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES FOR ELECTION AS CLASS I DIRECTORS.

OTHER DIRECTORS

The following persons will continue to serve as directors of the Company after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are duly elected and qualified.

Name	Age	Position with Company	Served as Director Since	Term Expires	Class
Richard W. Siegel, Ph D.	70	Director	1989 1998	2008 2008	II II

Joseph E. Cross	59	Director, President and Chief Executive Officer

Donald S. Perkins	80	Chairman of the Board of Directors	1998	2009	III

Jerry K. Pearlman	68	Director	1999	2009	III

Dr. Siegel is a co-founder of the Company and has served as a director of the Company since 1989. Dr. Siegel served as a consultant to the Company from 1990 to 2002 with regard to the application and commercialization of nanomaterials. Dr. Siegel is an internationally recognized scientist in the field of nanomaterials. During his tenure on the research staff at Argonne National Laboratory from July 1974 to May 1995, he was the principal scientist engaged in research with the laboratory-scale synthesis process that was the progenitor of the Company’s physical-vapor-synthesis production system. Dr. Siegel has been the Robert W. Hunt Professor in Materials Science and Engineering at Rensselaer Polytechnic Institute since June 1995, and served as Department Head from 1995 to 2000. In April 2001, Dr. Siegel became the founding Director of the newly created Rensselaer Nanotechnology Center at the Institute. During 1995-1998, he was also a visiting professor at the Max Planck Institute for Microstructure Physics in Germany on an Alexander von Humboldt Research Prize received in 1994. During 2003-2004 he was a visiting professor in Japan on a RIKEN Eminent Scientist Award. He chaired the World Technology Evaluation Center worldwide study of nanostructure science and technology for the U.S. government, has served on the Council of the Materials Research Society and as Chairman of the International Committee on Nanostructured Materials. He also served on the Committee on Materials with Sub-Micron Sized Microstructures of the National Materials Advisory Board and was the co-chairman of the Study Panel on Clusters and Cluster-Assembled Materials for the U.S. Department of Energy. He currently serves on the Nanotechnology Technical Advisory Group to the U.S. President’s Council of Advisors on Science and Technology. Dr. Siegel holds an A.B. degree in physics from Williams College and an M.S. degree and Ph.D. from the University of Illinois at Urbana-Champaign.

Mr. Cross has served as Chief Executive Officer of the Company since December 1998 and President and a director of the Company since joining the Company in November 1998. Prior to joining the Company in November 1998, Mr. Cross served as President and Chief Executive Officer of Aptech, a manufacturer of measurement, metering and control devices for the utility industry, from August 1996 to October 1998. From December 1993 to July 1996, Mr. Cross served as President of Aegis Technologies, an interactive telecommunications company. He holds a B.S. degree from Southwest Missouri University and attended the M.B.A. program at Southwest Missouri University.

Mr. Perkins has served as a director of the Company since February 1998. Mr. Perkins retired from Jewel Companies, Inc., the retail supermarket and drug chain, in 1983. He had been with Jewel since 1953, serving as President from 1965 to 1970, as Chairman of the Board of Directors from 1970 to 1980, and as Chairman of the Executive Committee until his retirement. He has served on a number of corporate boards and is currently a director of LaSalle Hotel Properties and La Salle U.S. Realty Income and Growth Fund III. For more than

30 years, he has served on corporate boards including AT&T, Aon, Corning, Cummins Engine, Eastman Kodak, Firestone, Inland Steel Industries, Kmart, Lucent Technologies, The Putnam Funds, Springs Industries and Time-Warner, Inc. He is a Protector of the Thyssen-Bornemisza Continuity Trust. He has served as a Trustee of The Ford Foundation and The Brookings Institution and as a member of The Business Council. Mr. Perkins is a life trustee and was Vice Chairman of the Board of Trustees of Northwestern University. He co-chaired Campaign/Northwestern, a university-wide effort which raised more than $1.5 billion. He is also a member of the Civic Committee of The Commercial Club of Chicago, and Advisory Boards for Blue Ridge Partners, Shields-Meneley, Syrus, RoundTable Healthcare Partners L.P., Northwestern University’s School of Communication and its School of Education and Social Policy. Mr. Perkins holds a B.A. degree from Yale University and an M.B.A. degree from the Harvard Graduate School of Business Administration.

Mr. Pearlman has served as a director of the Company since April 1999. Mr. Pearlman retired as Chairman of Zenith Electronics Corporation in November 1995. He joined Zenith as controller in 1971 and served as chief executive officer from 1983 through April 1995. Mr. Pearlman is a director of Smurfit Stone Container Corporation and Ryerson Inc. He is a trustee of Northwestern University and a life director and past chairman of the board of Evanston Northwestern Healthcare. Mr. Pearlman graduated from Princeton with honors from the Woodrow Wilson School and from Harvard Business School with highest honors.

Director Compensation—Upon first being elected to the Board of Directors, each director of the Company who is not an employee or consultant of the Company (an “Outside Director”) is granted stock options to purchase 10,000 shares of common stock at the closing price as of the date of issuance (the fair market value). This initial option grant to an Outside Director vests over five years.

The Company instituted a new director compensation program effective January 2006. The Company now pays $4,000 as quarterly cash compensation to its directors, which will amount to an annual total of $16,000 per outside director for services performed in their capacity as directors. In addition, each outside director receives $6,000 each calendar quarter in deferred common stock (under the “Director Restricted Stock Plan” as described below) based on the closing price at the beginning of each quarter. For the year ended December 31, 2006 each director received 3,754 shares with the total value of the compensation of approximately $24,000 per year. In 2005, the Company paid $6,250 quarterly, which amounted to an annual total of $25,000 per Outside Director, in cash compensation for services performed in their capacity as directors. No stock based awards were issued to Outside Directors in 2005. Beginning in 2004, Mr. McClung’s cash compensation has been paid to Lismore International, Incorporated.

In 2005, the Company adopted, and the Shareholders approved, the 2005 Non-Employee Director Restricted Stock Plan (the “Director Restricted Stock Plan”) which reserves 150,000 shares of the Company’s common stock to be issued to Outside Directors in the form of restricted shares. In 2005, no awards were made under the Director Restricted Stock Plan. In 2005, the Company also adopted the Non-Employee Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”) which permits an Outside Director to defer the receipt of director fees until separation from service or the Company undergoes a change in control. The Company amended the Director Restricted Stock Plan in 2005 to permit an Outside Director to defer receipt of restricted stock granted under it. The deferred restricted shares are accounted for under the Director Deferred Compensation Plan and issued upon separation from service or the Company’s change in control. Under the Director Deferred Compensation Plan, the deferred fees that would have been paid in cash are deemed invested in 5 year U.S. Treasury Bonds during the deferral period. The accumulated hypothetical earnings are paid following the Outside Director’s separation from service or the Company’s change in control. The deferred fees that would have been paid as restricted shares are deemed invested in common stock of the Company during the deferral period. The Director Deferred Compensation Plan is an unfunded, nonqualified deferred compensation arrangement. In 2006, all Outside Directors elected to defer receipts of all of the restricted shares they became entitled to under the Director Restricted Stock Plan. No director’s fees paid in cash were deferred under the Director Deferred Compensation Plan. These elections will remain in place unless any outside director chooses to change them for the following year.

All Outside Directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending board and committee meetings.

2006 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
(a)	(b)	(d)	(h)
James A. Henderson	$16,000	$24,000	$40,000
James A. McClung	$16,000	$24,000	$40,000
Jerry K. Pearlman	$16,000	$24,000	$40,000
Donald S. Perkins	$16,000	$24,000	$40,000
Richard W. Siegel, Ph.D.	$16,000	$24,000	$40,000
R. Janet Whitmore	$16,000	$24,000	$40,000

Meetings of the Board and Committees—During the year ended December 31, 2006, the Board of Directors held six formal meetings. No director missed more than one board and committee meeting held during 2006 (for all committees on which a particular director served).

Committees of the Board of Directors—The Board of Directors has established an Audit and Finance Committee, Compensation and Governance Committee and a Nominating Committee each comprised entirely of independent directors who are not officers or employees of the Company. The members of the Audit and Finance Committee are Mr. McClung (Chairman), Mr. Henderson, Mr. Pearlman and Mr. Perkins. The members of the Compensation and Governance Committee are Mr. Pearlman (Chairman), Mr. Henderson and Mr. Perkins. The members of the Nominating Committee are Mr. Henderson (Chairman), Mr. McClung, Mr. Pearlman, Mr. Perkins and Dr. Siegel.

The Audit and Finance Committee generally has responsibility for retaining the Company’s independent public auditors, reviewing the plan and scope of the accountants’ annual audit, reviewing the Company’s internal control functions and financial management policies and reporting to the Board of Directors regarding all of the foregoing. The Audit and Finance Committee held five formal meetings in 2006. The Board of Directors has determined that Mr. Pearlman, Mr. Perkins and Mr. Henderson, all of whom serve on the Audit and Finance Committee, are “audit committee financial experts” as described in applicable SEC rules. Each member of the Audit and Finance Committee is independent, as defined in Rule 4200(a) (15) of the National Association of Securities Dealers’ listing standards and applicable SEC rules.

The Compensation and Governance Committee generally has responsibility for establishing executive officer and key employee compensation, reviewing the Company’s planning for succession of its executive officers, reviewing and establishing the Company’s executive compensation and general corporate governance policies, reviewing and establishing the Company’s guidelines for stock ownership by executive officers and directors, and reporting to the Board of Directors regarding the foregoing. The Compensation and Governance Committee also has responsibility for administering the Amended 2004 Equity Compensation Plan and the 2006 Stock Appreciation Rights Plan, determining the number of options, if any, to be granted to the Company’s employees and consultants pursuant to the Amended 2004 Equity Compensation Plan and reporting to the Board of Directors regarding the foregoing. The Compensation and Governance Committee held four formal meetings in 2006.

The Nominating Committee generally has responsibility for nominating candidates to serve on the Board of Directors. All members of the Nominating Committee are independent. The Nominating Committee was formed in 2004 and held one formal meeting in 2006.

Communications with the Board of Directors—Any stockholder desiring to communicate with the Board of Directors or one or more of its directors may send a letter addressed to the Board of Directors or the applicable directors in care of the Corporate Secretary at Nanophase Technologies Corporation, 1319 Marquette Drive, Romeoville, Illinois 60446. All such communications must have the sender’s name, address, telephone number and e-mail address, if any, as well as a statement of the type and amount of the Company’s securities the sender holds and any other interest of the sender in the subject of the communication or, if the sender is not a stockholder of the Company, a statement of the nature of the sender’s interest in the Company. Communications will be forwarded to the proper recipient unless they (a) concern individual grievances or other interests that could not reasonably be construed to be of concern to the stockholders or other constituencies of the Company, (b) advocate the Company’s engaging in illegal activities, (c) contain offensive, scurrilous or abusive content, or (d) have no rational relevance to the business or operations of the Company.

Directors’ Attendance at Annual Meetings—When a director is unable to attend an Annual Meeting of Stockholders in person, but is able to attend by electronic conferencing, the Company will arrange for the director to participate by means such that the director can hear and be heard by those present at the meeting. The entire Board of Directors attended the Company’s 2006 Annual Meeting of Stockholders.

EXECUTIVE OFFICERS

The table below identifies executive officers of the Company during 2006 who are not identified in the tables entitled “Election of Directors—Nominees” or “—Other Directors.”

Name	Age	Position
Jess Jankowski	41	Chief Financial Officer, Vice President of Finance, Secretary and Treasurer

Robert Haines	56	Vice President—Operations

Daniel S. Bilicki	63	Vice President—Sales and Marketing

Richard W. Brotzman, Ph.D.	54	Vice President—Research and Development

Mr. Jankowski has served as Controller of the Company since joining in 1995. He was elected Secretary and Treasurer in November 1999, Acting Chief Financial Officer in January 2000, and Vice President in April of 2002 and Vice President of Finance and Chief Financial Officer in April of 2004. From 1990-1995 he served as Controller for two building contractors in the Chicago area. From 1986 to 1990 he worked for Kemper Financial Services in their accounting control corporate compliance unit, serving as unit supervisor during his last two years. Mr. Jankowski holds a B.S. in accountancy from Northern Illinois University, an M.B.A. from Loyola University, and received his certified public accountant certificate from the State of Illinois. He has served on the advisory board of NITECH (formerly WESTEC), an Illinois Technology Enterprise Center focusing on the commercialization of advanced manufacturing technologies, since 2003. Mr. Jankowski was appointed to the Romeoville Economic Development Commission in 2004.

Mr. Haines joined Nanophase Technologies in January 2001 as Vice President of Operations. Beginning in 1996 and prior to joining Nanophase, he served as Corporate Director of Quality at Legrand North America. Previous experience includes two years as Vice President of Operations for Aegis Technologies and eight years with Digital Equipment Corporation. Mr. Haines has a B.S. in Chemistry/Engineering Physics from East Tennessee State University.

Mr. Bilicki served as Vice President—Sales and Marketing of the Company from March 1999, when he joined the Company, until April 26, 2007, when he ceased to be a Nanophase employee. From January 1996 until March 1999, Mr. Bilicki served as President/Director of PT Crosfield Indonesia in Jakarta, Indonesia, a subsidiary of Crosfield Company, which is a global chemical company. From January 1994 to December 1995, Mr. Bilicki held the position of President/Director North America of Crosfield Company. He holds a B.S. degree from Indiana Institute of Technology and an M.B.A. degree from Winthrop University.

Dr. Brotzman joined the Company in July 1994 as a senior scientist and has served as Vice President—Research and Development of the Company since July 1996. He is the inventor of much of the Company’s coating technology. Dr. Brotzman has more than 20 years experience in research and development of advanced materials leading to new products. His technical areas of expertise include interfacial adhesion and chemistry, self-assembled polymeric coatings, nanosized inorganic powders, powder processing, reactive coupling agents, solgel derived protective coatings, non-destructive evaluation of composites, neo-debye relaxation in green inorganic gels, asymmetric membranes and plasma processing. From January 1991 to July 1994, Dr. Brotzman served as Director of Research at TPL, Inc., an advanced materials company. He holds a B.S. degree in chemical engineering from Lafayette College, an M.S. degree in engineering and applied science from the University of California, Davis and a Ph.D. in chemistry from the University of Washington.

The Board of Directors elects executive officers annually, and such executive officers, subject to the terms of certain employment agreements, serve at the discretion of the Board of Directors. Messrs. Cross, Jankowski, Haines and Dr. Brotzman each have employment agreements with the Company. See “Executive Compensation—Employment.” There are no family relationships among any of the directors or officers of the Company.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

This section discusses the material elements of compensation awarded to, earned by or paid to the principal executive and principal financial officers of the Company, and the three other most highly compensated executive officers of the Company (the “executive officers”).

The Board of Director’s Compensation and Governance Committee (the “Compensation Committee”) generally has responsibility for establishing executive officer and key employee compensation, reviewing the Company’s planning for succession of its executive officers, reviewing and establishing the executive compensation, reviewing and establishing the Company’s guidelines for stock ownership by executive officers, and reporting to the Board of Directors regarding the foregoing. The Compensation Committee also has responsibility for administering the Amended 2004 Equity Compensation Plan and the 2006 Stock Appreciation Rights Plan, determining the number of options or stock appreciation rights, if any, to be granted under those plans and reporting to the Board of Directors regarding the foregoing. None of the executive officers are members of the Compensation Committee. The current Compensation Committee members are Jerry K. Pearlman (Chairman), James A. Henderson and Donald S. Perkins.

Overview of Compensation Programs and Objectives

The objectives of the Compensation Committee in recommending the levels and components of compensation for the executive officers are to:

1.	Attract, motivate and retain talented and dedicated executives;

2.	Motivate performance to achieve our specific strategic and operating objectives;

3.	Provide both cash and equity incentives that align the interests of the executive officers with the long-term interests of our stockholders.

The Compensation Committee reviews the achievement of corporate goals and individual contributions to our success. The Compensation Committee relies on judgment and not upon rigid guidelines or formulas in determining the amount or mix of compensation elements for each executive officer. Factors affecting the Committee’s judgment include performance compared to strategic goals, the nature of the executive officer’s responsibilities and his effectiveness in leading our initiatives to achieve our goals. Our Chief Executive Officer, Mr. Joseph E. Cross, as the manager of the members of the executive team, assesses the executives’ individual contributions to their respective departmental goals and makes recommendations to the Compensation Committee with respect to increases in base salary, discretionary bonus and long-term incentive awards for each member of the executive team, other than himself. The Compensation Committee evaluates, discusses, modifies and approves these recommendations and conducts a similar evaluation of Mr. Cross’ contributions and performance. Each member of the Board of Directors is permitted to attend the Compensation Committee meetings and participate in the discussion. However, approval of each executive officer’s compensation is made by the Compensation Committee. As described in more detail below, the material components of the executive officers’ compensation includes base salary, discretionary bonus, long-term incentive awards, severance protection and change-in-control benefits. We believe that each element of our executive compensation program helps us achieve one or more of our compensation objectives.

Base salaries, severance protection and change-in-control benefits are all primarily intended to attract and retain qualified executives. The value of these components in any given year is not dependent on performance (unless determined by reference to base salary, which may increase depending on performance). The Company believes it needs to provide executives with a level of predictable compensation in order to attract and retain top-caliber executives and reward their continued services. The Compensation Committee’s general philosophy is that discretionary bonuses and long-term incentive compensation should fluctuate with the Company’s success in achieving financial and other goals, and that the Company should continue to use long-term compensation such as stock options, restricted stock, performance stock and stock appreciation rights to align stockholders’ and executives’ interests. The Company also believes that a mix of longer-term and short-term elements allows it to achieve the dual goals of attracting and retaining executives while motivating their continued performance and aligning their financial interests with that of our shareholders.

The Compensation Committee has found it difficult to benchmark the compensation levels of our executive officers within a peer group of comparable companies due to the nature of our business and technology. The Compensation Committee has evaluated the compensation practices of other high technology companies, including other publicly-held advanced materials and advanced technologies companies, in determining an appropriate level and mix of compensation.

Current Material Elements

Base Salary. In determining the base salaries of the executive officers in 2006, the Compensation Committee considered the performance of each executive during the prior year, the nature of the executive’s responsibilities and the Company’s past compensation practice. Base salary is paid in cash.

Each of the executive officers has employment agreements dictating a minimum level of base salary. The executive officers’ annual base salaries were not increased for a period of approximately 18-months ending on April 25, 2006. At that time, base salaries were increased by the following percentages to the following levels: for Mr. Cross, 6.3% to $340,000; for Mr. Jankowski, 7.5% to $180,000; for Mr. Haines, 8.9% to $220,000; for Mr. Bilicki, 4.0% to $220,500; and for Dr. Brotzman, 6.1% to $195,000. The base salary that was paid to each executive officer in 2006 is the amount reported for such officer in Column (c) of the Summary Compensation Table below. Apart from Mr. Bilicki, whose employment with the Company and base salary ended on April 26, 2007, the other executive officers’ base salaries are not currently expected to change in 2007. However the Compensation Committee reserves the right to adjust executive salaries at any time.

Discretionary Bonuses. Discretionary bonuses for executive officers, if any, are paid in cash upon the achievement of our performance goals and are a function of the criteria which the Compensation Committee believes appropriately takes into account the specific areas of responsibility of the particular officer, performance and other factors such as our profitability, cash flow, revenue and customer generation, market share and industry position. Discretionary bonuses, if any, are paid after consideration of each executive officer’s performance and the input of Mr. Cross related to the individual performance of the executive officers, other than himself. The Compensation Committee determines whether to pay a discretionary bonus to Mr. Cross based on our performance, profitability, cash flow, revenue and customer generations, market share and industry position.

Discretionary bonuses paid for performance in 2006 are shown in column (d) of the Summary Compensation Table below.

Long-Term Incentive Compensation. Periodically, the Compensation Committee grants long-term incentive compensation, in the form of stock options, restricted share rights, performance share rights and stock appreciation rights in order to provide a long-term incentive which is directly tied to the performance of our stock. These grants provide an incentive to maximize stockholder value by providing the employees an equity interest which further aligns their interests with those of the stockholders. The exercise price of these grants is the closing price (used to establish fair market value) of the underlying Common Stock on the date of grant. In general, the options vest in equal annual installments over a three-year period beginning one year after the date of grant. In certain instances the Board of Directors (or the Compensation Committee) can adjust the vesting period for performance-based options. Restricted share rights typically “cliff vest,” all at one time, at a date several years subsequent to their grant date. Performance restricted share rights vest upon the achievement of milestones as defined by the Compensation Committee. In 2006, the Company adopted the 2006 Stock Appreciation Rights Plan which allows the Compensation Committee to award units that derive their value from the appreciation in our stock without the issuance of additional shares. These awards are paid in cash. The Company believes that the 2006 Stock Appreciation Rights Plan will allow it to continue to attract and retain key employees while aligning the financial incentives of those individuals with the financial objectives of our shareholders. One award has been issued under the 2006 Stock Appreciation Rights Plan to date. Awards of stock appreciation rights are not currently intended to comprise a major part of our long-term incentive compensation strategy. The Compensation Committee may elect, from time to time, to grant these types of awards as particular situations arise. Vesting periods are used to retain key employees and to emphasize the long-term aspect of contribution and performance. In making grants to executives in 2006, the Compensation Committee considered a number of factors, including the performance of such persons, the Company’s performance, achievement of specific delineated goals, the responsibilities and the relative position of such persons within the Company, the number of stock options each such person currently possesses and the underlying value of the options held.

The Compensation Committee traditionally awards long-term incentive compensation (including to the executive officers) once per year. These awards have occurred in the latter half of the last several years. The Compensation Committee may grant awards at any other time during the year in connection with the hiring or promotion of employees or based upon other special circumstances or performance. The aggregate amount as determined under FAS No. 123R recognized for purposes of our financial statements for 2006 with respect to options granted to the executive officers is shown in the “Summary Compensation Table” below. The grant date value of the options and restricted stock units awarded to the executive officers in 2006 as determined under FAS No. 123R for purposes of the Company’s financial statements is shown in the “Grants of Plan-Based Awards Table” below. The “Grants of Plan-Based Awards” table and related narrative “Description of Plan-Based Awards” section below provide additional detail regarding the options granted to the executive officers in 2006, including the vesting and other terms that apply to the restricted stock units and options.

Severance Protection and Change-in-Control Benefits. The level of severance protection and change-in-control benefits provided to each executive officer is based upon a review of the market and consideration of the dedication and service provided by these executive officers to the Company. Please see the “Potential Payments Upon Termination or Change in Control” section below for a description of the potential payments that may be made to the executive officers in connection with their termination of employment or a change in control.

Stock Ownership Guidelines

The Company currently does not require our directors or executive officers to own a particular amount of our Common Stock. The Compensation Committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

Other Compensation and Benefits

Our executive officers participate in the same group insurance and employee benefit plans as our other salaried employees.

Employment Agreements

The Company entered into an employment agreement with Mr. Cross dated November 9, 1999 (with an immaterial amendment thereafter to adjust language for changes in applicable governing employment law) which provides for an annual base salary of not less than $220,000. In addition, Mr. Cross received a lump sum payment of $50,000 on the first anniversary of the commencement of this agreement. The Company also granted to Mr. Cross options to purchase up to 100,000 shares of Common Stock at an exercise price of $2.9375 per share and options to purchase up to 50,000 shares of Common Stock at an exercise price of $2.1875, with options for one-fifth of such shares becoming exercisable on each of the first five anniversaries of the dates of grant. No term has been assigned to Mr. Cross’ employment agreement. If Mr. Cross is terminated other than for “cause”

(as such term is defined in Mr. Cross’ employment agreement), Mr. Cross will receive severance benefits in an amount equal to Mr. Cross’ base salary for 53 weeks.

Effective as of February 17, 2000, the Company entered into an employment agreement with Mr. Jankowski (with an immaterial amendment thereafter to adjust language for changes in applicable governing employment law) providing for an annual base salary of not less than $95,000. No term has been assigned to Mr. Jankowski’s employment agreement. If Mr. Jankowski is terminated other than for “cause” (as such term is defined in Mr. Jankowski’s employment agreement), Mr. Jankowski will receive severance benefits in an amount equal to Mr. Jankowski’s base salary for 27 weeks.

Effective as of November 2, 2000, the Company also entered into an employment agreement with Mr. Haines (with an immaterial amendment thereafter to adjust language for changes in applicable governing employment law) providing for an annual base salary of not less than $160,000. The Company also granted to Mr. Haines options to purchase up to 30,000 shares of Common Stock at an exercise price of $10.1875. No term has been assigned to Mr. Haines employment agreement. If Mr. Haines is terminated other than for “cause” (as such term is defined in Mr. Haines’s employment agreement), Mr. Haines will receive severance benefits in an amount equal to Mr. Haines’s base salary for 53 weeks.

Effective as of February 17, 2000, the Company also entered into an employment agreement with Mr. Bilicki (with an immaterial amendment thereafter to adjust language for changes in applicable governing employment law) providing for an annual base salary of not less than $165,000. In addition, Mr. Bilicki was granted options to purchase up to 50,000 shares of Common Stock at an exercise price of $2.375. No term was assigned to Mr. Bilicki’s employment agreement. Mr. Bilicki’s employment with the Company was terminated on April 26, 2007, without payment of any severance benefits.

Effective as of September 26, 2001, the Company also entered into an employment agreement with Dr. Brotzman (with an immaterial amendment thereafter to adjust language for changes in applicable governing employment law) providing for an annual base salary of not less than $146,250. No term has been assigned to Dr. Brotzman’s employment agreement. If Dr. Brotzman is terminated other than for “cause” (as such term is defined in Dr. Brotzman’s employment agreement), Dr. Brotzman will receive severance benefits in an amount equal to Dr. Brotzman’s base salary for 27 weeks.

Effective as of January 8, 2007, the Company also entered into an employment agreement with Mr. Wenta providing for an annual base salary of not less than $270,000. In addition, Mr. Wenta was granted options to purchase up to 75,000 shares of Common Stock at an exercise price of $5.72. No term has been assigned to Mr. Wenta’s employment agreement. If Mr. Wenta is terminated other than for “cause” (as such term is defined in Mr. Wenta employment agreement), Mr. Wenta will receive severance benefits in an amount equal to Mr. Wenta’s base salary for 52 weeks.

Compliance with Section 162(m)

The Compensation Committee currently intends for all compensation paid to the executive officers to be tax deductible to the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) provides that compensation paid to the executive officers in excess of $1,000,000 cannot be deducted by the Company for Federal income tax purposes unless, in general, (1) such compensation is performance-based, established by a committee of outside directors and objective, and (2) the plan or agreement providing for such performance-based compensation has been approved in advance by stockholders. The Compensation Committee believes that the requirements of Section 162(m) are uncertain at this time and may arbitrarily impact the Company. In the future, the Compensation Committee may determine to adopt a compensation program that does not satisfy the conditions of Section 162(m) if in its judgment, after considering the additional costs of not satisfying Section 162(m), such program is appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon this review and our discussions, the Compensation Committee recommended to its Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Jerry K. Pearlman (Chairman)

James A. Henderson

Donald S. Perkins

COMPENSATION COMMITTEE’S INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear above were committee members during all of 2006. No member of the Compensation Committee is or has been a former or current executive officer of the Company. Mr. Cross serves as a director of the Company. None of the Company’s executive officers served as a member of a compensation committee (or other committee serving an equivalent function) of any other entity.

SUMMARY COMPENSATION TABLE

The following table sets forth all of the compensation awarded to, earned by, or paid to our principal executive officer, principal financial officer and the three other highest paid executive officers whose total compensation in fiscal year 2006 exceeded $100,000.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)(1)	OPTION AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
(a)	(b)	(c)	(d)	(f)	(g)	(i)	(j)
Joseph E. Cross President and Chief Executive Officer	2006	$340,000	$100,000	$89,946	—	$27,999	$557,945
Jess Jankowski Chief Financial Officer	2006	$180,000	$35,000	$67,460	—	$22,040	$304,500
Daniel S. Bilicki Vice President Sales and Marketing	2006	$220,500	$25,000	$53,968	—	$19,539	$319,007
Robert Haines Vice President Operations	2006	$220,000	$40,000	$87,402	$55,031	$23,408	$425,841
Richard Brotzman, Ph.D. Vice President Research and Development	2006	$195,000	$20,000	$67,460	—	$22,608	$305,068

(1)	These amounts were earned in 2006 but paid in 2007.

(2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year in accordance with FAS 123(R). See Note 13 of the notes to our financial statements contained elsewhere in the Company’s Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the FAS 123(R) values.
(3)	The amount in this column is attributed to awards under the 2006 Stock Appreciation Rights Plan and represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year using the Black-Sholes model of valuation.
(4)	The amounts in this column represent 401(k) match, health and life insurance. Health insurance benefits are the same for all employees. Life insurance is provided in the amount of one times the annual base salary with a maximum of $150,000.

The Summary Compensation Table should be read in connection with the Compensation Discussion and Analysis above and the tables and narrative descriptions that follow.

GRANTS OF PLAN BASED AWARDS

The following table sets forth each plan based award granted to our executive officers during fiscal year 2006.

NAME	GRANT DATE	NON-EQUITY INCENTIVE PLAN UNIT (#)	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			EXERCISE OR BASE PRICE OF OPTION AWARDS	GRANT DATE FAIR VALUE OF AWARDS
			Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)	($/SH)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(k)	(l)
Joseph E. Cross	9/27/06					20,000	20,000	20,000	$6.01	$89,946

Jess Jankowski	9/27/06					15,000	15,000	15,000	$6.01	$67,460

Daniel S. Bilicki	9/27/06					12,000	12,000	12,000	$6.01	$53,968

Robert Haines	9/27/06	15,000	15,000	15,000	15,000				$6.01	$55,031

Richard Brotzman, Ph.D.	9/27/06					15,000	15,000	15,000	$6.01	$67,460

Description of Awards Granted in 2006

Each nonqualified stock option award described in the “Grants of Plan-Based Awards” table above expires on the tenth anniversary of its associated grant date, vests in equal installments over the course of three years, and is generally subject to accelerated vesting upon a change in control of the Company or a termination of the executive without “cause.”

The amount of salary and bonus in proportion to total compensation for 2006 was:

NAME	PERCENTAGE
Joseph E. Cross	79%
Jess Jankowski	71%
Daniel S. Bilicki	77%
Robert Haines	77%
Richard Brotzman, Ph.D.	70%

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding each unexercised option held by each of our executive officers as of December 31, 2006.

	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED EARNED OPTIONS (#) EXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SHARES OF STOCK THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET VALUE OF SHARES OF STOCK THAT HAVE NOT VESTED ($)
(a)	(b)	(d)	(e)	(f)	(i)	(j)
Joseph E. Cross	100,000	-0-	$2.937	11/09/08
	50,000	-0-	$2.187	01/05/09
	100,000	-0-	$7.687	05/24/10
	50,000	-0-	$10.875	01/26/11
	50,000	-0-	$7.062	02/28/11
	55,000	-0-	$6.650	01/03/12
	50,000	-0-	$3.660	03/24/13
	10,000	5,000	$5.550	10/11/14
	5,000	10,000	$6.030	09/27/15
	-0-	20,000	$6.010	09/27/16
					10,000	$59,700
Jess Jankowski	6,960	-0-	$3.812	07/31/08
	5,334	-0-	$1.750	07/27/09
	21,775	-0-	$7.687	05/24/10
	13,000	-0-	$10.875	01/26/11
	13,000	-0-	$7.062	02/28/11
	20,000	-0-	$6.650	01/03/12
	18,000	-0-	$3.660	03/24/13
	7,334	3,666	$5.550	10/11/14
	3,334	6,666	$6.030	09/27/15
	-0-	15,000	$6.010	09/27/16
					6,000	$35,820
Daniel S. Bilicki	10,000	-0-	$2.375	03/15/09
	50,000	-0-	$7.687	05/24/10
	30,000	-0-	$10.875	01/26/11
	30,000	-0-	$7.062	02/28/11
	30,000	-0-	$6.650	01/03/12
	21,000	-0-	$3.660	03/24/13
	6,200	3,100	$5.550	10/11/14
	3,000	6,000	$6.030	09/27/15
	-0-	12,000	$6.010	09/27/16
					6,000	$35,820
Robert Haines	30,000	-0-	$10.187	01/22/11
	40,000	-0-	$6.650	01/03/12
	30,000	-0-	$3.660	03/24/13
	7,334	3,666	$5.550	10/11/14
	3,334	6,666	$6.030	09/27/15
	-0-	20,000	$5.840	07/24/16
					6,000	$35,820
Richard Brotzman, Ph.D.	27,180	-0-	$3.812	07/31/08
	22,500	-0-	$7.687	05/24/10
	20,000	-0-	$10.875	01/26/11
	20,000	-0-	$7.062	02/28/11
	20,000	-0-	$6.650	01/03/12
	20,000	-0-	$3.660	03/24/13
	7,334	3,666	$5.550	10/11/14

	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED EARNED OPTIONS (#) EXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SHARES OF STOCK THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET VALUE OF SHARES OF STOCK THAT HAVE NOT VESTED ($)
(a)	(b)	(d)	(e)	(f)	(i)	(j)
	3,334	6,666	$6.030	09/27/15
	-0-	15,000	$6.010	09/27/16
					6,000	$35,820

OPTION EXERCISE AND STOCK VESTED

The following table presents information regarding the exercise of stock options by Named Officers during 2006.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	OPTION AWARDS NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)
(a)	(b)	(c)	(d)	(e)
Jess Jankowski	4,886	$14,147	-0-	-0-

Richard Brotzman, Ph.D.	50,000	$162,722	-0-	-0-

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE IN CONTROL

Severance Protection. Mr. Cross’s employment agreement provides that if Mr. Cross is terminated other than for “cause” (as such term is defined in Mr. Cross’ employment agreement), Mr. Cross will receive severance benefits in an amount equal to his base salary for 53 weeks. The employment agreement with Mr. Jankowski provides that if Mr. Jankowski is terminated other than for “cause” (as such term is defined in Mr. Jankowski’s employment agreement), Mr. Jankowski will receive severance benefits in an amount equal to Mr. Jankowski’s base salary for 27 weeks. The employment agreement with Mr. Haines provides that if Mr. Haines is terminated other than for “cause” (as such term is defined in Mr. Haines’s employment agreement), Mr. Haines will receive severance benefits in an amount equal to Mr. Haines’s base salary for 53 weeks. Mr. Bilicki’s employment agreement provided that if Mr. Bilicki were terminated other than for “cause” (as such term is defined in Mr. Bilicki’s employment agreement), Mr. Bilicki would receive severance benefits in an amount equal to Mr. Bilicki’s base salary for 53 weeks. Mr. Bilicki’s employment with the Company was terminated on April 26, 2007, without payment of any severance benefits. The employment agreement entered into with Dr. Brotzman provides that if Dr. Brotzman is terminated other than for “cause” (as such term is defined in Dr. Brotzman’s employment agreement), Dr. Brotzman will receive severance benefits in an amount equal to Dr. Brotzman’s base salary for 27 weeks.

Change in Control. Upon a change in control, the 2004 Equity Compensation Plan provides that: (1) vesting under all outstanding stock options will automatically accelerate and each option will become fully exercisable; (2) the restrictions and conditions on all outstanding restricted shares shall immediately lapse; and (3) the holders of performance shares will receive a payment in settlement of the performance shares, in an amount determined by the Compensation Committee, based on the target payment for the performance period and the portion of the performance period that precedes the change in control. If the Company is not the surviving entity, the successor is required to assume all unexercised options. Under the Company’s 1992 Stock Option Plan, the vesting of options issued under it is accelerated upon a “sale or merger” (as defined in the 1992 Stock Option Plan).

The following table quantifies the estimated payments that would be made in each covered circumstance:

NAME	TERMINATION BY COMPANY WITHOUT CAUSE (1)	CHANGE IN CONTROL (2)	INVOLUNTARY TERMINATION IN CONNECTION WITH OR FOLLOWING A CHANGE IN CONTROL (3)
Joseph E. Cross	$346,538	$61,800	$408,338
Jess Jankowski	$93,461	$37,360	$130,821
Daniel S. Bilicki	$224,740	$37,122	$261,862
Robert Haines	$224,230	$126,910	$351,140
Richard Brotzman, Ph.D	$101,250	$37,360	$138,610

(1)	This amount represents the severance benefits that would be received under the executive officers employment agreement as described had the executive officer been terminated by the company without cause on December 31, 2006.
(2)	This amount represents an estimate of the value that would have been received under the equity incentive plans had a change in control occurred as of December 31, 2006 and the executive officers benefited from an acceleration of vesting in the equity-based plan awards as described above. For this purpose, the share price as of December 31, 2006 was used. The amount represents the difference between the exercise price of any unvested options and $5.97 plus the value of any restricted shares that would have become vested as of this date.
(3)	This amount represents an estimate of the payments and value that would have been received by the executive officers had the executive officers been terminated by the Company without cause on December 31, 2006 in connection with a change in control on this date. It is the sum of the first two columns.

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total returns for the Company, the NASDAQ Market Composite Index and an index of peer companies selected by the Company during the period commencing on January 1, 2002 and ending on December 31, 2006. The comparison assumes $100 was invested on January 1, 2002 in the Common Stock, the NASDAQ Market Composite Index and the peer companies selected by the Company and assumes the reinvestment of all dividends, if any.

Comparison of Cumulative Total Returns

Measurement Date	1/1/02	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
Nanophase Technologies Corporation	$100.00	47.88	137.35	150.59	95.93	101.36
NASDAQ	$100.00	68.47	102.72	111.54	113.07	123.84
Peer Group	$100.00	68.71	170.44	180.59	241.97	262.78

The companies in the peer group, both of which are advanced materials or advanced technologies companies, are Landec Corporation and WSI Industries, Inc. The Company believes these companies are compatible to Nanophase with respect to their businesses, stages of development and market capitalization.

SECURITY OWNERSHIP OF MANAGEMENT

AND PRINCIPAL STOCKHOLDERS

The following table sets forth, as of May 15, 2007 certain information with respect to the beneficial ownership of the common stock by (1) each person known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (2) each Company director, (3) each of the Named Officers and (4) all Company executive officers and directors as a group.

Name	Number of Shares Beneficially Owned (1)		Percent of Shares Beneficially Owned
Bradford T. Whitmore	3,558,007	(2)	18.65%
Spurgeon Corporation	3,285,195	(3)	17.22%
Grace Brothers, Ltd.	2,985,195	(4)	15.65%
Grace Investments, Ltd.	300,000	(5)	1.57%
Altana Chemie, AG	1,256,281	(6)	6.58%
AMVESCAP PLC	1,265,438	(7)	6.63%
Rohm and Haas Electronic Materials CMP. Inc.	847,918	(8)	4.44%
Joseph E. Cross	476,500	(9)	2.44%
James A. Henderson	22,410	(10)	*
Richard W. Siegel, Ph.D.	229,057	(11)	1.20%
James McClung	41,771	(12)	*
Jerry Pearlman	39,948	(13)	*
Donald S. Perkins	78,812	(14)	*
R. Janet Whitmore	165,891	(15)	*
Kevin J. Wenta	—	(16)	*
Jess Jankowski	113,037	(17)	*
Richard W. Brotzman, Ph.D.	143,348	(18)	*
Robert Haines	113,668	(19)	*
All executive officers and directors as a group (11 persons)	1,424,442	(20)	7.11%

Unless otherwise indicated below, the persons address is the same as the address for the Company.

*	Denotes beneficial ownership of less than one percent.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)	Includes 2,985,195 shares of common stock held by Grace Brothers, Ltd., 300,000 shares of common stock held by Grace Investments, Ltd. and 272,812 shares held by Bradford T. Whitmore. Mr. Whitmore is a general partner of Grace Brothers, Ltd. and is the sole owner of an entity which is a general partner of Grace Investments, Ltd. In such capacities, Mr. Whitmore shares voting and investment power with respect to the shares of common stock held by the Grace entities. This information is based on information reported on Schedule 13D/A filed on September 3, 2004 with the Commission by Mr. Whitmore. The address of the stockholder is 1560 Sherman Avenue, Suite 900, Evanston, Illinois 60201.
(3)	Includes 2,985,195 shares of common stock held by Grace Brothers, Ltd. and 300,000 shares of common stock held by Grace Investments, Ltd. Spurgeon Corporation is a general partner of both Grace entities and shares voting and investment power with respect to the shares of common stock held by such Grace entities. This information is based on information reported on Schedule 13D/A filed on September 3, 2004 with the Commission by Spurgeon Corporation. The address of the stockholder is 1560 Sherman Avenue, Suite 900, Evanston, Illinois 60201.

(4)	This information is based on information reported on Schedule 13D/A filed on September 3, 2004 with the Commission by Spurgeon Corporation and Bradford T. Whitmore. The address of the stockholder is 1560 Sherman Avenue, Suite 900, Evanston, Illinois 60201.
(5)	This information is based on information reported on Schedule 13D/A filed on September 3, 2004 with the Commission by Spurgeon Corporation and Bradford T. Whitmore. The address of the stockholder is 1560 Sherman Avenue, Suite 900, Evanston, Illinois 60201.
(6)	In accordance with the terms of the private placement of 1,256,281 shares of common stock to Altana, the Company filed a registration statement for the shares on February 5, 2007. Such registration statement has been declared effective by the SEC on May 18, 2007.
(7)	This information is based on information reported on Schedule 13F-HR filed on May 16, 2007 with the Commission by AMVESCAP PLC. The address of the stockholder is 30 Finsbury Square, London EC2A 1AG, England.
(8)	Consist of unregistered common stock, and therefore not freely saleable, until August 25, 2008.
(9)	Includes 470,000 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of May 15, 2007.
(10)	Includes 14,000 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of May 15, 2007.
(11)	Includes 19,600 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of May 15, 2007.
(12)	Includes 18,000 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of May 15, 2007.
(13)	Includes 18,000 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of May 15, 2007.
(14)	Includes 36,668 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of May 15, 2007.
(15)	Includes 10,000 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of May 15, 2007.
(16)	Includes 0 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of May 15, 2007.
(17)	Includes 108,737 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of May 15, 2007.
(18)	Consists of 140,348 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of May 15, 2007.
(19)	Consists of 110,668 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of May 15, 2007.
(20)	Includes 1,424,442 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of May 15, 2007.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants, and rights under all of our existing compensation plans on December 31, 2006, including the 1992 Amended and Restated Stock Option Plan and the 2001 and the Amended 2004 Equity Compensation Plan and the 2005 Non-Employee Director Restricted Stock Plan.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column) (a)		(d) Total of Securities Reflected in Columns (a) and (c)
Plans Approved by Shareholders	1,784,183	(1)	$6.14	1,126,476	(2)	2,910,659
Plans Not Approved by Shareholders	None		$—	None		—

(1)	Consists of the 1992 Amended and Restated Stock Option Plan, the 2001 and the Amended 2004 Equity Compensation Plan, and shares of authorized but unissued Preferred Stock
(2)	Consists of shares available for future issuance under the Amended 2004 Equity Compensation Plan and the 2005 Non-Employee Director Restricted Stock Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to items listed elsewhere in this Proxy Statement, on September 5, 2003, in anticipation of the September 8, 2003 private placement to Grace Brothers Ltd., the Company amended its existing Stockholder Rights Agreement to revise the beneficial ownership threshold at which a person or group of persons becomes an “acquiring person” and triggers certain provisions under the Stockholder Rights Agreement. As revised, a person or group would become an “acquiring person” if that person or group becomes the beneficial owner of 35% or more of the outstanding shares of the Company’s stock. Prior to such amendment, the beneficial ownership threshold was 25%. On September 8, 2003, the Company issued 453,001 shares of its common stock to Grace Brothers Ltd. at a purchase price of $4.415 per share together with a warrant to purchase a like number of shares of common stock during the next twelve months also at a price of $4.415 per share. The share price for the common stock was determined based on the fifteen-day market closing average for the Company’s stock ending September 5, 2003. On September 2, 2004 the warrants were exercised to acquire 453,001 newly issued shares of common stock. Grace Brothers, Ltd. beneficially owns approximately 19% of the Company’s outstanding common stock. Ms. R. Janet Whitmore is a sister of Bradford Whitmore who serves as the general partner of Grace Brothers, Ltd.

On March 23, 2004, the Company entered into a joint development agreement with Altana Chemie, AG (“Altana”) in order to explore new product applications in fields that are mutually beneficial to both companies. Pursuant to the agreement, the Company and Altana have granted each other, subject to limited exceptions, exclusive rights for the development and purchase of nanomaterials for use in paints, coatings, inks, polymers and plastics, varnishes, and similar applications. In connection with this agreement the Company sold, in a private placement to Altana, 1,256,281 shares of common stock at $7.96 per share and received gross proceeds of $10 million. Altana beneficially owns approximately 7% of the Company’s outstanding common stock.

On October 27, 2005, the Company received a fully-signed Promissory Note executed by BYK-Chemie USA (“BYK”), a customer of the Company, in favor of BYK in an original principal amount of $1,597,420. The proceeds of the Promissory Note were used to buy, install and commission certain equipment which now is being used for fulfillment of orders by BYK and other uses. The outstanding principal balance of the Promissory Note is payable in three equal installments on January 30, 2009, April 30, 2009 and December 31, 2009. Interest accrues and is payable on a quarterly basis one year after the equipment referenced above is installed and commissioned at the rate of 100 basis points over the average daily London Inter-Bank Offered Rate for the preceding quarter.

On August 25, 2006, the Company sold, in a private placement to Rohm and Haas Electronic Materials CMP Holdings, Inc., 847,918 shares of common stock at $5.8968 per share and received gross proceeds of $5.0 million. Rohm and Haas Electronic Materials CMP Holdings, Inc. beneficially owns approximately 4% of the Company’s outstanding common stock.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit and Finance Committee has appointed McGladrey and Pullen, LLP, independent certified public accountants, as auditors of the Company’s financial statements for the year ended December 31, 2007. McGladrey and Pullen, LLP has been engaged as auditors for the Company beginning in November 2001. The Audit and Finance Committee has determined to afford stockholders the opportunity to express their opinions on the matter of auditors and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the Audit and Finance Committee’s appointment of McGladrey & Pullen, LLP. If a majority of the shares voted at the Annual Meeting, in person or by proxy, are not voted in favor of the ratification of the appointment of McGladrey & Pullen, LLP, the Audit and Finance Committee will interpret this as an instruction to seek other auditors. The following fees were incurred by the Company for the services of McGladrey & Pullen, LLP in relation to the 2006 fiscal year.

Audit Fees. The aggregate amount billed by our principal accountant, McGladrey & Pullen, LLP, for audit services performed for the fiscal years ended December 31, 2006 and 2005 was $223,000 and $238,000, respectively. Audit services include the auditing of financial statements, internal control over financial reporting and quarterly reviews.

Audit Related Fees. Total fees billed by McGladrey & Pullen, LLP were $12,000 for the year ended December 31, 2006 include costs incurred for consultation on various accounting matters in support of the Company’s financial statements and correspondence with the SEC related to comment letters received during 2006. McGladrey & Pullen, LLP did not perform audit related services during the fiscal years ended December 31, 2005.

Tax Fees. Total fees billed by RSM McGladrey, Inc. (an affiliate of McGladrey & Pullen, LLP) for tax related services for the fiscal years ended December 31, 2006 and 2005 were $12,500 and $7,575, respectively. These services include tax related research and general tax services in connection with transactions and legislation.

All Other. Other than those fees described above, during the fiscal year ended December 31, 2006 and 2005 there were no other fees billed for services performed by McGladrey & Pullen, LLP or RSM McGladrey, Inc.

All of the fees described above were approved by Nanophase’s Audit and Finance Committee.

Audit Committee Pre-Approval Policies and Procedures. Nanophase’s Audit and Finance Committee pre-approves the audit and non-audit services performed by McGladrey & Pullen, LLP, our principal accountants, and RSM McGladrey, Inc. (an affiliate of McGladrey & Pullen, LLP) in order to assure that the provision of such services does not impair McGladrey & Pullen, LLP’s independence. Unless a type of service to be provided by McGladrey & Pullen, LLP and RSM McGladrey, Inc. (an affiliate of McGladrey & Pullen, LLP) has received general pre-approval, it will require specific pre-approval by the Audit and Finance Committee. In addition, any proposed services exceeding pre-approval cost levels will require specific pre-approval by the Audit and Finance Committee.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit and Finance Committee specifically provides for a different period. The Audit and Finance Committee will periodically revise the list of pre-approved services, based on subsequent determinations, and has delegated pre-approval authority to the Chairman of the Audit and Finance Committee. In the event the Chairman exercises such delegated authority, he shall report such pre-approval decisions to the audit committee at its next scheduled meeting. The Audit and Finance Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

It is expected that representatives of McGladrey & Pullen will be present at the meeting and will be available to respond to questions. They will be given an opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS AND THE AUDIT AND FINANCE COMMITTEE RECOMMEND THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF McGLADREY & PULLEN, LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY’S FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2007.

MISCELLANEOUS AND OTHER MATTERS

Solicitation — The cost of this proxy solicitation will be borne by the Company. The Company may request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at the Company’s expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by the Company for their reasonable out-of-pocket expenses of solicitation. The Company does not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed an amount normally expended for a proxy solicitation for an election of directors in the absence of a contest.

Proposals of Stockholders — Proposals of stockholders (1) intended to be considered at the Company’s 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”) and (2) to be considered for inclusion in the Company’s proxy statement and proxy for the 2007 Annual Meeting must be received by the Secretary of the Company on or before January 3, 2008. If a stockholder submits a proposal to be considered at the 2008 Annual Meeting other than in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and does not provide notice of such proposal to the Company by March 19, 2008, the holders of any proxy solicited by the Company’s Board of Directors for use at such meeting will have discretionary authority to vote with respect to any proposal as to which timely notice is not given.

Other Business — The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those mentioned in this Proxy Statement and the Company’s Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the Annual Meeting, however, it is intended that the persons named in the proxies will vote such proxies as the Board of Directors directs.

Section 16(a) Beneficial Ownership Reporting Compliance — Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that during 2006 all Section 16 filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons.

Additional Information — The Company will furnish without charge a copy of its Annual Report on Form 10-K for its year ended December 31, 2006, as filed with the Commission, upon the written request of any person who is a stockholder as of the Record Date, and will provide copies of the exhibits to such Form 10-K upon payment of a reasonable fee which shall not exceed the Company’s reasonable expenses in connection therewith. Requests for such materials should be directed to Nanophase Technologies Corporation, 1319 Marquette Drive, Romeoville, Illinois 60446, Attention: Nancy Baldwin, Manager of Investor Relations.

By order of the Board of Directors

/s/ JESS JANKOWSKI
Jess Jankowski
Secretary

Romeoville, Illinois

June 27, 2007

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE,

DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

NANOPHASE TECHNOLOGIES CORPORATION

PROXY	PROXY

NANOPHASE TECHNOLOGIES CORPORATION

1319 MARQUETTE DRIVE

ROMEOVILLE, ILLINOIS 60446

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 30, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) hereby appoints Joseph E. Cross and Jess Jankowski and each of them, with full power of substitution, as attorneys and proxies for, and in the name and place of, the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Nanophase Technologies Corporation to be held at Nanophase Technologies Corporation, 1319 Marquette Drive, Romeoville, Illinois, 60446, on Monday, July 30, 2007 at 10:00 a.m., Chicago time, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED FOR NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(continued, and to be signed and dated, on reverse side)

é FOLD AND DETACH HERE é

NANOPHASE TECHNOLOGIES CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.	☒

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

1.	ELECTION OF CLASS I DIRECTORS.

For nominees listed below	☐

Withhold authority to vote	☐

(except as marked to the contrary below)	☐

for nominees listed below	☐

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR THE INDIVIDUAL

NOMINEES, STRIKE A LINE THROUGH THE NOMINEE’S NAME BELOW)

James A. McClung

James A. Henderson

R. Janet Whitmore

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF McGLADREY & PULLEN, LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY’S FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2007.

FOR	☐

AGAINST	☐

ABSTAIN	☐

3.	EACH OF THE PERSONS NAMED AS PROXIES HEREIN ARE AUTHORIZED, IN SUCH PERSON’S DISCRETION, TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENTS THEREOF.

Date:                     , 2007

Signature

Signature (if held jointly)

Please date this Proxy and sign it exactly as your name(s) appears hereon.

When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, guardian or other fiduciary, please indicate your capacity. If you sign for a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation.

If you sign for a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

PLEASE VOTE, SIGN EXACTLY AS NAME APPEARS ABOVE, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

é FOLD AND DETACH HERE é